10.01    Letter of Intent dated February 14, 2005

COLT Capital Corp.
P.O. Box 119
Bragg Creek, Alberta
T0L 0K0, Canada

February 14, 2005

MineCore International, Inc.
110 East Broward Boulevard, Suite 750
Fort Lauderdale, Florida 33301, USA

Attention: Mr. D. L. (Dan) Forigo

Re: Letter of Intent – Purchase of Interest of 50% in La Fortuna Gold Prospect

Dear Dan;

        This letter of intent (“Letter”) confirms our understanding and sets forth an outline of certain preliminary terms of a proposed transaction (“Transaction”) between COLT Capital Inc., an Alberta corporation (“COLT”) and MineCore International, Inc., a Delaware corporation (“MCIO”). In this Letter, COLT and MCIO are sometimes collectively called the “Parties,”

        Upon execution of this Letter by the Parties, it is intended that this Letter will provide a framework for a Definitive Agreement (as defined below). Any obligation to proceed with the Transaction as outlined herein is expressly subject, among other things, to the execution and delivery of a written Definitive Agreement by the Parties. It is expressly understood and agreed by the Parties that the provisions contained in paragraph 1 and its subparagraphs of this Letter are an expression of interest only and are not binding; provided, however, that the provisions contained in Sections 5, 6, 7, 8, 10, 11, 12, 13, 14 and 15 hereof shall be binding on the Parties notwithstanding the termination of this Letter for any reason (“Binding Provisions”).

1. TRANSACTION

        The Parties will promptly, subject to the terms and conditions of this Letter, pursue negotiations of the specific terms of the Definitive Agreement. To facilitate the negotiation and finalization of a Definitive Agreement, the Parties request that Colt’s counsel prepare an initial draft. The execution of any such Definitive Agreement would be subject to the satisfactory completion of the Parties’ ongoing investigation of the other Party’s business, and would also be subject to approval by the respective Parties’ boards of directors within five (5) business days of the execution of this Letter. Based on the information currently known to COLT, it is proposed that the Definitive Agreement include the following terms:

a. Basic Transaction

MCIO would sell and/or assign 50% of its interest in the La Fortuna Gold Prospect (“La Fortuna”) to COLT (“MCIO’s Interests”) at the price (the “Purchase Price”) set forth in Paragraph 1b below. The closing of this Transaction (the “Closing”) would occur as soon as possible after the satisfaction or waiver of all other closing conditions; but in no event later than September 30, 2005. The Parties shall endeavor to structure the Transaction so that it will minimize the Parties’ tax liability under the Internal Revenue Code.

b. Purchase Price

COLT agrees to issue 8,000,000 common shares (“COLT shares”) to MCIO for 50% of MCIO’s Interests (“Purchase Price”). The Parties agree that the value of the COLT shares will be CDN$0.25. The Purchase Price will equal CDN$2,000,000.00

c. Option to Purchase

Colt will have the option to purchase the remaining 50% interest in the La Fortuna Gold Prospect from MCIO on a “first right of refusal basis.”

d. Covenant to Finance

Colt will do its best efforts to raise CDN$1,000,000 in equity financing for the purpose of testing and reserve development on the La Fortuna Gold Prospect.

e. TSX-V rule 43-101 compliant Report

MCIO will prepare a report that complies with TSX-V rule 43-101 to ensure that the La Fortuna Gold Prospect meets the TSX requirements as a major transaction. Colt and MCIO shall share the cost responsibility with regards to the final completion of the 43-101 compliant report.

f. Other Terms

The Parties would make comprehensive representations and warranties to each other and would provide comprehensive covenants, indemnities and other protections for the benefit of each other. The consummation of the Transaction by the Parties would be subject to the satisfaction of various conditions and that all appropriate federal and state securities laws and regulations shall be complied with by the Parties.

g.     Unwinding of Transaction.

In the event that COLT is not trading on the TSX-V Board within twelve (12) months from the Closing, MCIO may, at any time after twelve (12) months from the Closing and prior to twenty-four (24) months after the Closing, terminate and unwind the Transaction upon written notice to COLT. Upon receipt of such written notice of termination and unwind, COLT shall promptly transfer all of MCIO’s Interest, subject to prorating, back to COLT. MCIO shall simultaneously transfer the COLT Shares to COLT. The COLT interest in La Fortuna transferred to MCIO will be prorated if MCIO transfers less than 8,000,000 shares to COLT. Following such termination, unwinding and transfers, the Parties shall have no further obligations under the Letter or the Definitive Agreement, except for the Binding Provision.

h. Prohibition of Transfer of MCIO’s Interest

During the twenty-four (24) months after the Closing, COLT shall not transfer, sell or otherwise encumber MCIO’s Interest, without MCIO’s written approval. The Parties agree that this condition shall be nullified as and when COLT is fully trading on the TSX-V and maintained as current in TSX required filings and reporting.

i. Definitive Agreements

The Parties will consult with their respective attorneys, accountants, investment bankers and other professional advisors, as they deem necessary and appropriate, for the purpose of negotiating and entering into a definitive agreement setting forth the rights and obligations of the Parties with respect to the Transaction (the “Definitive Agreement”), together with any other necessary or appropriate agreements or instruments.

2. ACCESS

        During the period from the date this Letter is signed by the Parties (the “Signing Date”) until the date on which either Party provides the other Party with written notice that negotiations toward a Definitive Agreement are terminated (the “Termination Date”), the Parties will afford each other full and free access to their respective personnel, properties, contracts, books and records, and all other documents and data during business hours and upon reasonable notice.

3. EXCLUSIVE DEALINGS

        Until the later of (i) 30 days after the Signing Date or (ii) the Termination Date:

a.	The Parties will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the Transaction, whether directly or indirectly, through purchase, merger, consolidation, or otherwise; and

b.	The Parties will immediately notify the other regarding any contact between either Party or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

4. CONDUCT OF BUSINESS

        During the period from the Signing Date until the earlier of the Termination Date or the execution of a Definitive Agreement, the Parties will operate their respective business in the ordinary course and agree to refrain from entering into any extraordinary transactions, unless otherwise approved by the other party, in writing, such approval shall not unreasonably withheld.

5. CONDITIONS TO CONSUMMATION

        The consummation of the Transaction shall be subject, among other things, to:

a.	Completion of the due diligence satisfactory to each Party in its sole discretion;

b.	Receipt of all necessary consents and approvals of governmental entities and any other third parties;

c.	Execution and delivery of the Definitive Agreement approved by the Board of Directors of each Party;

d.	Clearance by the TSX Securities and Exchange Commission of the Company’s prospectus statement for use in connection with a special meeting of stockholders relating to the Transaction, if applicable;

e.	Approval of the principal terms of the Transaction by the affirmative vote of holders of the necessary outstanding shares of COLT Common Stock (pursuant to the Company’s articles of incorporation, bylaws or state statute) at a duly held special meeting of stockholders, if applicable;

f.	Approval of the principal terms of the Transaction by the affirmative vote of holders of the necessary outstanding shares of the capital stock of MCIO (pursuant to the Company’s articles of incorporation, bylaws or state statute) at a duly held special meeting of stockholders, if applicable;

g.	Compliance with all other applicable laws and regulations, including blue sky laws, and the absence of a “stop order” or an injunction seeking to prevent the Transaction;

h.	Absence of any material adverse change in the business, financial condition, assets, prospects or operations of either Party since the effective date of the Definitive Agreement (or other such date(s) as the Parties may agree).

i.	Colt will re-acquire listing on the TSX-V exchange and resume trading.

6. CONFIDENTIALITY

        Except as and to the extent required by law, the Parties will not disclose or use, and will direct its representatives not to disclose or use to the detriment of the other Party, any Confidential Information (as defined below) furnished, or to be furnished, by either Party or their respective representatives at any time or in any manner other than in connection with its evaluation of the Transaction proposed in this Letter. For purposes of this Paragraph, “Confidential Information” means any information about the Parties stamped “confidential” or identified in writing as such to the other Party promptly following its disclosure, unless (i) such information is already known to the Party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the Party or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of the Party, the other Party will promptly return to the Party or destroy any Confidential Information in its possession and certify in writing to the Party that it has done so.

7. DISCLOSURE

        Except as and to the extent required by law, without the prior written consent of the other Party, neither Party will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions, or other aspects of the transaction proposed in this Letter. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made.

8. COSTS

        The Parties will be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Transaction.

9. CONSENTS

        During the period from the Signing Date until the earlier of the Termination Date or the execution of a Definitive Agreement, the Parties will cooperate with each other and proceed, as promptly as is reasonably practical, to obtain all consents of third parties necessary in order to consummate the Transaction.

10. ENTIRE AGREEMENT

        The Binding Provisions constitute the entire agreement between the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a written document executed by all of the parties.

11. GOVERNING LAW

        The Binding Provisions will be governed by and construed under the laws of the Province of Alberta without regard to conflicts of laws principles.

12. JURISDICTION: SERVICE OF PROCESS

        Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Letter may be brought against any of the parties in the courts of the Province of Alberta, City of Calgary, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

13. TERMINATION

        The Binding Provisions will automatically terminate on June 30, 2005 and may be terminated earlier upon written notice by either party to the other party unilaterally, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the parties will have no further obligations hereunder, except as stated in Paragraphs 5, 6, 7, 8, 10, 11, 12, 13, 14 and 15 of this Letter, which will survive any such termination.

14. COUNTERPARTS

        This Letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

15. NO LIABILITY

        Paragraph 1 and its subparagraphs of this Letter do not constitute and will not give rise to any legally binding obligation on the part of either Party. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Transaction, or relating to the negotiation of the terms of the Transaction or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the Parties. Notwithstanding the foregoing, the Sellers and the Company agree to enter into a Definitive Agreement embodying the terms set forth in this letter if so requested by the Buyer within six months after the date hereof.

        If you are in agreement with the foregoing, please sign and return one copy of this Letter, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours, Colt Capital Corp. /s/ G. Ben J. Dickson Per: Mr. G. Ben J. Dickson Its: President

Duly executed and agreed as to the Binding Provisions on March 1, 2005.

MineCore International, Inc.:

/s/ D. L. (Dan) Forigo

Mr.     D. L. (Dan) Forigo, Its: President